Exhibit 99.1

July 15, 2014

Bakken Resources, Inc. Announces Idaho Minerals Lease

Bakken Resources, Inc. (OTCQX: BKKN) (“BKKN”), announces its entry into an Oil and Gas Lease for approximately 9,300 net mineral acres located in Idaho, as reported in the Company’s Current Report on Form 8-K filed today with the Securities Exchange Commission.

The Lease primarily relates to approximately 9,300 net mineral acres located in the Counties of Payette, Ada and Canyon in the State of Idaho.  Per acre leasing terms are not disclosed, but are subject to the completion of title confirmation.  Big Willow will receive royalties (amounts undisclosed) from the gross proceeds received in connection with the production of any oil, gas, liquid or gaseous hydrocarbons produced from the Property.  Big Willow also retains a right to participate as up to a 15% working interest partner in any oil or gas well drilled on the Property.

The stated term of the Lease is for two (2) years which may be extended based on continuous drilling.  The Lease requires the commencement of drilling within the initial term of the Lease as well as the completion of a seismic survey of the property.

“This is a historic day in our company,” notes Val Holms, CEO.  “We are fortunate to have entered at the ground level on an exciting new energy play in the U.S., and one which has shown tremendous promise from the results of prior nearby operators.  We look forward to further developing this opportunity with our partners.”

For additional information, please see the Company’s website www.bakkenresourcesinc.com which has additional information on the Company and its operations.

ABOUT BAKKEN RESOURCES, INC.

BAKKEN RESOURCES, INC. is an oil and gas exploration and development company with activities currently focused on the acquisition of mineral leases in North Dakota and Montana and the development of potential EOR technologies.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, including among others, statements and projections regarding BKKN’s future financial position, operations, performance, business strategy, returns, budgets, reserves, levels of production and costs and statements regarding the plans and objectives of BKKN’s management for future operations, are forward-looking statements. BKKN typically uses words such as "expect," "anticipate," "estimate," "project," "strategy," "intend," "plan," "target," "goal," "may," "will" and "believe" or the negative of those terms or other variations or comparable terminology to identify its forward-looking statements. In particular, statements, express or implied, concerning BKKN’s future operating results and returns are forward-looking statements. Forward-looking statements are not guarantees of performance.  BKKN makes no representation of the accuracy of any information presented or derived from any third party sites or information.

For further information please contact

Jim Kyle, Shareholder Liaison: (727) 265-7007